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                                                                    EXHIBIT 10.3

                                                                     [EXECUTION]

                            2000 EMPLOYMENT AGREEMENT

                  2000 EMPLOYMENT AGREEMENT dated February 25, 2000, effective as of August 14, 2000, by and between MAZEL STORES, INC., an Ohio corporation, with its principal place of business at 31000 Aurora Road, Solon, Ohio 44139 (hereinafter referred to as the "COMPANY"), and Brady J. Churches, an individual residing at 1677 Taylor Corners Circle, Columbus, Ohio 43004 (hereinafter referred to as the "EMPLOYEE").

                  WHEREAS, the Company wishes to employ the Employee, and the Employee wishes to accept such employment, on the terms contained herein;

                  NOW, THEREFORE, the parties hereto agree as follows:

                  1. TERM. The Company hereby employs the Employee, and the Employee hereby accepts such employment, for a term commencing as of the effective date hereof and ending on October 31, 2003, unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the "TERM").

                  2. DUTIES. The Employee, in his capacity as President-Mazel Retail Division (or such other and comparable titles and position as shall be given the Employee by the board of directors of the Company (the "BOARD")), shall faithfully perform for the Company the duties of said offices and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board. The Employee shall devote substantially all of his business time and effort to the performance of his duties hereunder. The Employee shall have the right (after consultation with the President of the Company) to hire and terminate all employees of the Company's Retail Division who are subordinate to the Employee.

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                  3.  COMPENSATION.

                  3.1 SALARY. The Company shall pay the Employee (a) for the period August 14, 2000 through October 31, 2000, a salary at the rate of Four Hundred Six Thousand Five Hundred Ten Dollars ($406,510) per annum, and (b) for the portion of the Term commencing November 1, 2000, a salary at the rate of Five Hundred Thirteen Thousand One Hundred Sixty One Dollars ($513,161) per annum (the "ANNUAL SALARY"); PROVIDED, that on each of November 1, 2001 and November 1, 2002, the Annual Salary shall be increased by four percent (4%) from the Annual Salary in effect for the preceding 12-month period.

                  3.2 BENEFITS. The Employee shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, pension plans or similar benefits that may be available to other senior executives of the Company generally, on the same terms as such other executives, in each case, to the extent that the Employee is eligible under the terms of such plans or programs.

                  3.3 EXPENSES - IN GENERAL. The Company shall pay or reimburse the Employee for all reasonable out-of-pocket expenses actually incurred or paid by the Employee during the Term in the performance of the Employee's services under this Agreement; PROVIDED that the Employee submits proof of such expenses, with the properly completed forms, as prescribed from time to time by the Company, no later than thirty (30) days after such expenses have been so incurred.

                  3.4 ANNUAL BONUS. During the Term, the Employee shall be entitled to receive an annual bonus (the "ANNUAL BONUS") based upon the Company's pre-tax income for each fiscal year of the Company (a "FISCAL YEAR") ending during the Term, commencing with the Fiscal Year ending January 31, 2001. The Annual Bonus shall be an amount equal to fifty percent (50%) of the Annual Salary in effect at the end of the relevant Fiscal Year in the event that the Company's pre-tax income,

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calculated in accordance with generally accepted accounting principles consistently applied, equals or exceeds the "TARGET AMOUNT" (as hereinafter defined) for such Fiscal Year. If the Company's pre-tax income for any Fiscal Year is less than the Target Amount for such Fiscal Year, the Annual Bonus shall be the amount, if any, equal to (i) (A) the percentage of the Target Amount which such pre-tax income represents, minus eighty percent (80%), divided by (B) twenty percent (20%), multiplied by (ii) fifty percent (50%) of the Employee's Annual Salary in effect at the end of such Fiscal Year. For example, if the Company's pre-tax is ninety percent (90%) of the Target Amount for the Fiscal Year ending January 1, 2001, the Annual Bonus shall be calculated as follows:

                  (90%-80%)
                      _________ X $256,580.50 = $128,290.25

                        20%

If the Company's pre-tax income for any Fiscal Year is less than eighty percent (80%) of the Target Amount for such Fiscal Year, no Annual Bonus shall be payable for such Fiscal Year. For purposes of this Agreement, the term "TARGET AMOUNT" shall mean an amount to be determined by the compensation committee of the Board after consulting with the Employee (if the Employee is then employed hereunder). The Annual Bonus for each Fiscal Year shall be paid in full to the Employee as soon as practicable after (but not later than thirty (30) days) the Company's audited financial statement for such Fiscal Year is available to the Company. The Employee hereby (i) acknowledges that the Annual Bonus payable hereunder with respect to the Fiscal Year ending January 31, 2001 is in lieu of any annual bonus payable with respect to such Fiscal Year pursuant to to the Employment Agreement dated November 1, 1995 (as amended from time to time) by and between Mazel Company L.P. (the "PARTNERSHIP"), the Employee and, pursuant to an Amendment to Employment Agreement made and entered into on September 30, 1996, the Company (the "1995

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AGREEMENT"), and (ii) irrevocably waives any right to an annual bonus with respect to such Fiscal Year under the 1995 Agreement.

                  3.5 AUTOMOBILE. During the Term, the Employee shall be entitled to usage of an automobile of his choice which shall be leased by the Company, provided that the monthly lease payments thereon do not exceed Five Hundred Dollars ($500) and the Company shall be responsible for the insurance, gasoline and maintenance required for such automobile.

                  4. TERMINATION UPON DEATH OR DISABILITY. If the Employee dies during the Term, the obligations of the Company to or with respect to the Employee shall terminate in their entirety except as otherwise provided under this Section 4. If the Employee by virtue of ill health or other physical or mental disability is unable to perform substantially and continuously any material portion of the duties assigned to him for ninety (90) days in the aggregate during any twelve (12) month period, or for any sixty (60) consecutive days, the Company shall have the right to terminate the employment of the Employee upon notice in writing to the Employee; provided that (i) after receipt of notice from the Company, the Employee shall have the right within ten (10) days after such notice to dispute the Company's ability to terminate him under this Section 4, (ii) within ten (10) days after exercising such right he shall submit to a physical examination by the Chief of Medicine of any major hospital in the metropolitan Columbus, Ohio area, and (iii) unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, the Employee is capable of resuming his employment and devoting his full time and energy to discharging his duties within ten (10) days after the date of such statement the Company shall have the right to terminate the Employee under this Section 4 without further dispute. Upon termination under this Section 4, the Employee (or the Employee's estate or beneficiaries in the case of the death of the Employee) shall be entitled to receive any Annual Salary, Annual Bonus and other benefits earned and accrued under

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this Agreement, and reimbursement under this Agreement for expenses incurred, prior to the date of termination (for these purposes, if such termination occurs during a fiscal year, the Annual Bonus for such fiscal year shall be prorated based upon the number of days in such fiscal year which elapsed before such termination and shall be paid at the time provided for in Section 3.4); thereafter, the Company shall have no further liability to the Employee. No provision of this Agreement shall limit any of the Employee's (or his beneficiaries') rights under any insurance, pension or other benefit programs of the Company for which the Employee shall be eligible at the time of such death or disability.

                  5.  CERTAIN TERMINATIONS OF EMPLOYMENT.

                  5.1 TERMINATION FOR CAUSE. "CAUSE" shall be deemed to exist if the Employee (i) is convicted of (or pleads nolo contendere to) a felony, a crime of moral turpitude or any crime involving the Company (other than pursuant to actions taken at the direction or with the approval of the Board), (ii) is found by reasonable determination of the Board, made in good faith, to have engaged in (A) willful misconduct, (B) willful or gross neglect, (C) fraud, (D) misappropriation or (E) embezzlement in the performance of his duties hereunder, or (iii) breaches in any material respect the terms and provisions of this Agreement (including, but not limited to, any termination by the Employee of his employment hereunder otherwise than as described in Section 5.2). The Company may terminate the Employee's employment hereunder for Cause on written notice (which notice shall specify the reasons for such termination) given to the Employee at any time following the occurrence of any of the events described in clauses (i) through (iii) of the foregoing sentence. Upon such termination, the Employee shall be entitled to receive any Annual Salary, Annual Bonus and other benefits earned and accrued under this Agreement, and reimbursement under this Agreement for expenses incurred, prior to the date of such termination (provided that, for these

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purposes and for all other purposes of this Agreement, if such termination occurs after the last day of a fiscal year then the unpaid Annual Bonus (if any) otherwise payable under Section 3.4 for such fiscal year shall be deemed to have been earned and accrued, but in no event shall any portion of any other subsequent Annual Bonus be deemed to have been earned or accrued); thereafter, the Company shall have no further liability to the Employee.

                  5.2. TERMINATION BY THE COMPANY WITHOUT CAUSE; CERTAIN TERMINATIONS BY THE EMPLOYEE. During the Term, the Company may terminate the Employee's employment hereunder for any reason on at least thirty (30) days' written notice given to the Employee. If (i) the Company so terminates the Employee during the Term, and such termination is not described in Section 4 or 5.1, or (ii) at a time at which no Cause exists, the Employee terminates his employment hereunder during the Term and such termination (A) is described in
Section 5.3 or (B) is because of any material adverse modification or diminution of the Employee's duties or material diminution in the Employee's authority, title or office, which modification or diminution is not cured by the Company within fifteen (15) days' written notice from the Employee, then

                  (I) the Employee shall be entitled to receive any Annual Salary, Annual Bonus and other benefits earned and accrued under this Agreement, and reimbursement under this Agreement for expenses incurred, prior to the date of such termination;

                  (II) during the twenty-four (24) month period following such termination, the Employee shall also be entitled to

                           (A) continue to receive the Annual Salary payable in
                  the amounts and at the times provided for in Section 3.1 as if such employment had not otherwise been so terminated;

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                           (B) continue to receive the Annual Bonus or, if
         applicable, Annual Bonuses (if any) payable at the times provided for in Section 3.4 as if such employment had not otherwise been so terminated; provided, however, that, for these purposes, and notwithstanding Section 3.4, the amount of each Annual Bonus (if any) otherwise payable under the foregoing provisions of this clause (B) shall be an amount equal to the average of the Annual Bonuses (including, but not limited to, Annual Bonuses of $0) actually payable under Section 3.4 of this Agreement or Section 3.6 of the 1995 Agreement, as applicable, for the three fiscal years ending before such termination (or if less, the number of fiscal years ending before such termination); and

                           (C) continuation of any group life, health and automobile- related benefits to which the Employee is otherwise entitled hereunder on substantially the same terms and conditions (including with respect to the cost, if any, to the Employee), subject to generally applicable changes to the level (and cost) of coverage that may be made with respect to senior executives generally; provided that such continuation shall not be required hereunder to the extent that the Employee is entitled (absent any individual waivers or other arrangements) to receive during such period the same type of coverage from another employer or recipient of the Employee's services;

provided that no amounts shall be payable under this clause (II) if the Employee's employment is terminated by the Company or by him after the issuance of a court order that restricts the Employee's ability to work for the Company.

                  Thereafter, the Company shall have no further liability to the Employee.

                  5.3 CHANGE IN CONTROL. (a) The Company shall make its best efforts to give the Employee notice of a Change in Control at least thirty (30) days before the Change in Control is

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consummated; provided that such notice may be given at such time as the Company becomes aware of the proposed Change in Control within such thirty (30) day period. If the Employee elects to terminate his employment hereunder effective upon the consummation of such Change in Control, then such termination shall be deemed for purposes of this Agreement to be described by Section 5.2 if (i) the termination occurs at a time at which no Cause exists and (ii) the Employee has reasonably determined, after a diligent and good-faith review of all relevant, objective facts and circumstances, that his authority has been adversely modified or diminished (provided that in no event shall there be deemed to have occurred such a modification or diminution solely because the business of the Company becomes part of a larger business, and the Employee's responsibilities do not extend to the other aspects of such larger business). For these purposes, "CHANGE IN CONTROL" means: (i) the first purchase of shares pursuant to a tender offer or exchange for all or 20% or more of the Company's Common Shares of any class or any securities convertible into such Common Shares; (ii) the receipt by the Company of a Schedule 13D or other advise indicating that a person (other than ZS Fund, L.P., Mazel/D&K, Inc., Reuven Dessler and/or any affiliate thereof) is the "beneficial owner" (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of thirty percent (30%) or more of the Company's Common Shares calculated as provided in paragraph (d) of said Rule 13d-3; (iii) the date of consummation of any consolidation or merger of the Company in which the Company will not be the continuing or surviving corporation or pursuant to which shares of capital stock, of any class or any securities convertible into such capital stock, of the Company would be converted into cash, securities or other property, other than a merger of the Company in which holders of common stock of all classes of the Company immediately prior to the merger would have the same proportion of ownership of common stock of the surviving corporation immediately after the merger; (iv) the date of consummation of any sale, lease, exchange or other

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transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; (v) the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of the Company; (vi) the date (the "MEASUREMENT DATE") on which the individuals who at the beginning of a two-consecutive-year period ending on the Measurement Date, cease, for any reason, to constitute at least a majority of the Board, unless the election, or the nomination for election by the Company's shareholders, of each new director during such two-year period was approved by an affirmative vote of the directors then still in office who were directors at the beginning of said two-year period.

                  (b) Notwithstanding any other provision of this Agreement, in the event that any payment or benefits provided by the Company (or any entity directly or indirectly controlling or controlled by the Company or any of its subsidiaries, any such entity, an "AFFILIATE") to the Employee under or outside of the terms of this Agreement would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), the payments or benefits provided hereunder shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the Employee's net after tax benefit shall exceed the net after tax benefit if such reduction were not made. "NET AFTER TAX BENEFIT" for purposes of this
Section 5.3 shall mean the sum of

                           (i) the total amount payable to the Employee under
                  this Agreement, PLUS ----

                           (ii) all other payments and benefits which the
                  Employee receives or is then entitled to receive from the Company and any of its Affiliates that would constitute a "parachute payment" within the meaning of Section 280G of the Code, LESS

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                           (iii) the amount of federal income taxes payable with
         respect to the payments and benefits described in clauses (i) and (ii) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to the Employee
         (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), LESS

                           (iv) the amount of excise taxes imposed with respect to the payments and benefits described in clauses (i) and (ii) above by
         Section 4999 of the Code.

                  All calculations under this Section 5.3(b) shall be made by the Company in consultation with its outside auditors.

                  6.   COVENANT OF THE EMPLOYEE.

                  6.1. COVENANT AGAINST COMPETITION. The Employee acknowledges that (i) the principal businesses of the Company and its subsidiaries and other Affiliates are the "WHOLESALE BUSINESS" (as defined below) and the "RETAIL CLOSEOUT BUSINESS" (as defined below) (such businesses, and any and all other businesses that, after the effective date hereof and from time to time during the Term, are engaged in by the Company or its subsidiaries or other Affiliates, herein being collectively referred to as the "COMPANY BUSINESS"); (ii) the value of all goodwill resulting from the operation of the Company Business of the Company and its subsidiaries and other Affiliates should properly belong to the Company and its subsidiaries and other Affiliates; (iii) upon the termination of the Employee's employment, the Employee will have no right or interest to such goodwill; (iv) the covenants and agreements of the Employee in this Section 6 are necessary to preserve the value of such goodwill for the benefit of the Company and its subsidiaries and other Affiliates; (v) the Employee has had and will have access to Confidential Company Information (as defined below); (vi) the Company Business is the same business in which the Employee has and will participate in

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and for which he has and will have responsibility while at the Company; (vii)
the length of the Restricted Period (as defined below) is necessary and appropriate to protect the legitimate business interests of the Company because, among other reasons, the Confidential Company Information he has had and will have access to will continue to have competitive significance throughout the Restricted Period; and (vii) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Employee covenants and agrees that:

                  (a) During the period commencing on the Effective Date and ending on the date twelve (12) months following the expiration of the Term (the "RESTRICTED PERIOD"), the Employee shall not in the United States of America (1) engage in the Company Business, whether as part of a division or otherwise, for the Employee's own account; (2) render any services to any person or entity (other than the Company or its subsidiaries) engaged in such activities, whether as part of a division or otherwise; or (3) become interested in any such person or entity (other than the Company or its subsidiaries) as a partner, officer, director, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided, however, that notwithstanding the above, the Employee may own, directly or indirectly, solely as an investment, securities of any such person or entity which are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System if the Employee (A) is not a controlling person of, or a member of a group which controls, such person or entity and (B) does not, directly or indirectly, own four percent (4%) or more of any class of securities of such person or entity.

                  (b) During and after the Restricted Period, the Employee shall keep secret and retain in strictest confidence, and shall not disclose, rely on or otherwise use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its

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subsidiaries, all confidential matters relating to the Company Business and to the Company and its subsidiaries learned by the Employee on or after the effective date hereof directly or indirectly from the Company and its subsidiaries, including, without limitation, information with respect to (a) prospective store locations, (b) sales figures (whether per store or otherwise),
(c) profit or loss figures (whether per store or otherwise), and (d) customers, clients, suppliers, sources of supply and customer lists (the "CONFIDENTIAL COMPANY INFORMATION") and shall not disclose the Confidential Company Information to anyone outside of the Company or its subsidiaries except with the Company's express written consent and except for Confidential Company Information which (1) is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Employee, (2) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement or (3) was previously known by the Employee before being employed by the Company or the Partnership under this Agreement or the 1995 Agreement.

                  (c) During the Restricted Period, the Employee shall not, without the Company's prior written consent, directly or indirectly, knowingly solicit, recruit or encourage to leave the employment of the Company or its subsidiaries, any employee of the Company or its subsidiaries or hire any employee who has left the employment of the Company or its subsidiaries after the effective date of this Agreement within one year of the termination of such employee's employment with the Company and its subsidiaries.

                  (d) All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the Employee or made available to the Employee concerning the Company Business or the Company and its subsidiaries shall be the Company's property and shall be delivered to the Company at any time on request, provided such property is then possessed by the

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Employee and can be readily identified as such by him; provided that, notwithstanding the foregoing, the Employee may retain a copy of his rolodex.

                  (e) For purposes hereof, "WHOLESALE BUSINESS" shall mean any business involving (i) the wholesale distribution of merchandise acquired through purchases of (A) overstocks, (B) closeouts, (C) items liquidated by a manufacturer or by a retail store, (D) merchandise available in connection with bankruptcies or other distress situations, (E) merchandise at or below regular price primarily as a result of the production of the merchandise occurring during periods in which the production facilities otherwise would be idle or would have underutilized capacity or (F) buybacks made by a manufacturer of a competitor's or its own merchandise, or (ii) the importing of types or categories of merchandise with respect to which, at the time the Employee terminates employment or at any time during the Term, the Company (A) transacts (or has transacted) wholesale business, or otherwise sells or purchases (or has sold or purchased) or (B) has committed to sell or purchase; provided that a business shall be deemed to be a Wholesale Business only if it has Ten Million Dollars ($10,000,000) or more in sales from activities described from clauses
(i) and (ii) in the aggregate during either of the following periods: (1) the twelve (12) most recently completed calendar months prior to the Employee's involvement with such business or (2) the Restricted Period.

                  (f) For purposes hereof, "RETAIL CLOSEOUT BUSINESS" shall mean any retail business (i) fifty percent (50%) or more of the inventory of which, in the aggregate, is acquired through purchase of (A) overstocks, (B) closeouts,
(C) items liquidated by a manufacturer or by a retail store, (D) merchandise available in connection with bankruptcies or other distress situations, (E) merchandise at below regular price primarily as a result of the production of the merchandise occurring during periods in which the production facilities otherwise would be idle or would have underutilized capacity or (F) buybacks made by a manufacturer of a competitor's or its own

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merchandise, and (ii) which owns or operates a location within a ten (10) mile radius of any location owned or operated by the Company or its subsidiaries or other Affiliates; provided that in no event shall the business of operating discount stores, specialty stores or deep-discount drug store businesses be considered to be a Retail Closeout Business at any particular time unless (A) the Company is engaged in such business at such time or (B) the business is part of an operation which, taking into account such business and the other aspects of the operation in the aggregate, is a Retail Closeout Business as a result of purchases of merchandise described in clauses (i) (A) through (i) (F).

                  6.2 RIGHTS AND REMEDIES UPON BREACH. If the Employee breaches, or threatens to commit a breach of, any of the provisions of Section 6.1 (the "RESTRICTIVE COVENANTS"), the Company and its subsidiaries shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company or its subsidiaries under law or in equity:

                  (a) The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

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                  (b) The right and remedy to require the Employee to account for and pay over to the Company and its subsidiaries all compensation, profits, monies, accruals, increments or other benefits (collectively, "BENEFITS") derived or received by him as the proximate result - i.e. actual damages - of a breach of the Restrictive Covenants, and the Employee shall account for and pay over such Benefits to the Company and, if applicable, its affected subsidiaries.

                  7.       OTHER PROVISIONS.

                  7.1 SEVERABILITY. The Employee acknowledges and agrees that
(i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                  7.2 BLUE-PENCILLING. If any court determines that any of the covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  7.3 ENFORCEABILITY; JURISDICTIONS. The Company and the Employee intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or

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otherwise, it is the intention of the Company and the Employee that such determination not bar or in any way affect the Company's right or the right of its subsidiaries to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of RES JUDICATA.

                  7.4 SET-OFF. The Employee acknowledges and agrees that the Company may set-off against any or all amounts payable to the Employee hereunder any or all amounts payable by the Employee to the Company in respect of a breach by the Employee of any of the provisions of Section 6.

                  7.5 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

                  (i)      If to the Company, to:

                                    Mazel Stores, Inc.
                                    31000 Aurora Road
                                    Solon, Ohio 44139
                                    Attention: Reuven Dessler

                           with a copy to:

                                    ZS Fund L.P.
                                    120 West 45th Street
                                    Suite 2600
                                    New York, New York 10036
                                    Attention: Robert A. Horne

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                      and

                               Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A. The Tower at Erieview, Suite 2600
                               Cleveland, Ohio 44114-1824
                               Attention: Marc H. Morgenstern

             (ii)     If to the Employee to:

                               Brady J. Churches
                               1677 Taylor Corners Circle
                               Columbus, Ohio 43004

                      with a copy to:

                               James G. Ryan, Esq.
                               Schwartz, Kelm, Warren & Ramirez
                               41 South High Street
                               Columbus, Ohio 43215

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

                  7.6 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                  7.7 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

         7.8 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to principles of conflicts of law.

         7.9 ASSIGNMENT. This Agreement, and the Employee's rights and obligations hereunder, may not be assigned by the Employee; any purported assignment by the Employee in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder.

         7.10 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives. 7.11 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

         7.12 HEADINGS. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

         7.13 CHANGE OF LOCATION. During the Term, the Company's Retail Division shall be headquartered in the Columbus Metropolitan Area, Ohio. In the event that the Board shall explicitly, in writing, request or demand to the Employee that such headquarters be relocated outside of the Columbus Metropolitan Area, the Employee may on thirty (30) days prior written notice to the Company elect to terminate his employment hereunder in the event that the Company does not rescind its request or demand, in which case the Employee's employment hereunder shall be deemed to have been terminated by the Company pursuant to Section 5.2 and he shall be entitled to receive the amounts set forth in such Section, and Section 6 shall no longer apply.

         7.14 EXPENSES. In the event that the Employee commences any legal proceeding against the Company to enforce the Employee's rights under this Agreement and the Employee prevails in such legal proceeding, the Company shall reimburse the Employee for the reasonable fees and disbursements of the Employee's attorneys incurred with respect to that portion of the legal proceeding with respect to which the Employee is the prevailing party.

                  7.15 INDEMNIFICATION. (a) The Employee represents and warrants to the Company that: (i) the Employee's execution, delivery and performance of this Agreement does not and will not violate, conflict with or constitute a default (with notice or lapse of time or both) under any written agreement or instrument to which the Employee is a party and (ii) prior to the effective date of this Agreement, the Employee has disclosed to the Board all material facts regarding the circumstances concerning the Employee's previous employment with Consolidated.

                  (b) Subject to the provisions of this Section 7.15, to the fullest extent permitted by law, the Company shall indemnify the Employee if he is a party or is threatened to be made a party to any legal proceeding (other than a legal proceeding against the Employee by the Company) (a "PROCEEDING"), threatened or pending, whether civil, criminal, administrative or investigative, by reason of his service to the Company as a director, officer, trustee, employee or agent, or service at the written request of the Company as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or enterprise, against the Employee's reasonable attorneys' fees and disbursements, reasonable out-of-pocket travel expenses to and from the forum of the Proceeding and judgments, fines and amounts paid in settlement in connection with the Proceeding. Such attorneys' fees and expenses shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by the Employee to repay such amounts if it is ultimately determined, as provided below, that the Employee is not entitled to indemnification hereunder. The Employee shall not settle any Proceeding without the prior written consent of the Company unless, as a condition thereof, the Company receives a full and unconditional release of all liability in respect of the Proceeding. The Employee shall provide the Company with prompt written notice of any Proceeding in respect of which he is entitled to indemnification hereunder, provided that the Employee shall not lose his rights to indemnification hereunder for failure to give such notice unless the Company is prejudiced by such failure.

                  (c) The indemnification provided for in Section 7.15(b) (i) shall apply in all cases except where the Employee did not act or failed to act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company or where the Employee's action or failure to act constituted gross negligence or willful misconduct, or, with respect to any criminal action or proceeding, where he did not have reasonable cause to believe his conduct was lawful (collectively, the "STANDARD OF CARE") and (ii) may be denied by the Company only if a court of competent jurisdiction determines that the Employee did not meet the Standard of Care.

                  (d) The indemnification provided by this Section shall survive termination of the Employee's employment with the Company.

                  (e) The provisions of this Section 7.15 shall not be deemed to be exclusive of any other rights to which the Employee may be entitled under applicable law or any other written agreement between the Company and the Employee.

                  7.16 WITHHOLDING. The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law.
                                      -20-

                  7.17 RELEASE. The Employee and the Company will execute a release (to be agreed upon by the Employee and the Company) at the termination of the Employee's employment.

                                   * * * * *

                  IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

                                            MAZEL STORES, INC.


                                            By:
                                               -----------------------------
                                                Name: Reuven Dessler
                                                Title: Chief Executive Officer

                                            ----------------------------------
                                            BRADY J. CHURCHES